Exhibit (h.15)

PARTIAL ASSIGNMENT AND ASSUMPTION OF

FUND ACCOUNTING AND

SHAREHOLDER RECORDKEEPING AGREEMENT

AND CONSENT AGREEMENT

THIS PARTIAL ASSIGNMENT AND ASSUMPTION OF FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT AND CONSENT AGREEMENT (this “Assignment”) is made as of July 1, 2004, among FEDERATED SERVICES COMPANY, a Pennsylvania corporation (“FSC”), BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation (“BFDS”) and MARSHALL FUNDS, INC., a Wisconsin corporation (the “Funds”).

W I T N E S S E T H:

WHEREAS, the Funds and FSC are parties to a certain Fund Accounting and Shareholder Recordkeeping Agreement (the “Recordkeeping Agreement”) dated as of September 14, 1992, as amended by (i) Amendment No. 1 to Schedule A Fund Accounting and Shareholder Recordkeeping Agreement dated as of July 1, 1993; (ii) Amendment No. 2 to Schedule A Fund Accounting and Shareholder Recordkeeping Agreement dated as of August 1, 1994; (iii) Amendment No. 1 to Schedule C Fund Accounting and Shareholder Recordkeeping Agreement dated as of July 1, 1993; (iv) Amendment No. 2 to Schedule C Fund Accounting and Shareholder Recordkeeping Agreement dated as of January 27, 1997, (v) Amendment No. 1 to Schedule D Fund Accounting and Shareholder Recordkeeping Agreement dated as of January 27, 1997, (vi) Assignment dated as of April 22, 1996 pursuant to which Federated Shareholder Services Company (formerly Federated Services Company) assigned its duties under the Recordkeeping Agreement with respect to fund accounting services to Federated Administrative Services, and (vii) Amendment to Fund Accounting and Shareholder Recordkeeping Agreement dated as of June 22, 2001 (the Recordkeeping Agreement as amended shall hereinafter be referred to as the “Agreement”);

WHEREAS, pursuant to the terms of the Agreement, FSC (through its wholly owned subsidiary, Federated Shareholder Services Company (“FSSC”)), among other things, provides transfer agency services to the Funds;

WHEREAS, pursuant to the terms of a certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of the 1st day of July, 2004, among State Street Bank and Trust Company, a Massachusetts trust company, BFDS, and FSC, BFDS will purchase from FSC, substantially all of the assets and certain of the obligations of the Business (as defined in the Purchase Agreement), including without limitation the obligation to provide transfer agency services to the Funds;

WHEREAS, pursuant to Article 20 of the Agreement, FSC is required to obtain the prior written consent of the Funds before assigning any of the rights and duties under the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby covenant and agree as follows:

1. Sale and Assignment. FSC does hereby assign, transfer, sell and convey unto BFDS all of FSC’s right, title and interest in and to all of the provisions of the Agreement which relate to the appointment by the Funds of FSC as the transfer agent and dividend disbursing agent for the Funds, including without limitation, Section 2, Articles 4 through 8 and Section 3, Articles 9 through 21 of the Recordkeeping Agreement, as such provisions have been amended from time to time. Notwithstanding the foregoing, FSC retains all of its rights and obligations under the provisions described in the foregoing sentence to the extent that such provisions are not applicable to the services to be provided in Section 2, Article 4 through 8 of the Recordkeeping Agreement, as such provisions have been amended from time to time.

2. Assumption. Subject to the terms and conditions of this Assignment, BFDS hereby assumes all of the duties and obligations of FSC under, and agrees that it shall be bound by all the terms of the provisions of the Agreement described in Section 1 hereof, as fully as though BFDS were the original party to the Agreement.

3. Consent. The Funds hereby consent to the assignment by FSC of FSC’s rights and obligations related to being a transfer agent for the Funds under the Agreement. This consent hereby releases FSC of any obligations or liabilities of FSC hereafter arising under the Agreement which relate to the subject matter of this Assignment.

4. Purchase Agreement. This Assignment is entered into in accordance with and is subject to all of the terms and conditions of the Purchase Agreement.

5. Successors and Assigns. This Assignment shall be binding upon, inure to the benefit of, and be enforceable by BFDS, FSC and the Funds and their respective successors and assigns.

6. Further Assurances. BFDS, FSC and the Funds shall execute and deliver, or cause to be executed and delivered, from time to time hereafter, upon request and without further consideration, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Assignment.

7. Governing Law; Consent to Jurisdiction. This Assignment shall be governed by, and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law rules.

8. Miscellaneous. The section headings herein and the numbering of the sections are solely for convenience and shall not affect the interpretation of this Assignment.

9. Counterparts. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.

10. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

MARSHALL FUNDS, INC.

By:	/s/ Joseph P. Bree
Name:	Joseph P. Bree
Title:	Treasurer

FEDERATED SERVICES COMPANY

By:	/s/ Thomas R. Donahue
Name:	Thomas R. Donahue
Title:	Treasurer

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Terry L. Metzger
Name:	Terry L. Metzger
Title:	Chief Operating Officer